Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-115666 on Form S-8 of NorthWest Indiana Bancorp of our report dated February 12, 2010 on the consolidated financial statements of NorthWest Indiana Bancorp, which report is included in Form 10-K for NorthWest Indiana Bancorp for the year ended December 31, 2009.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Chicago, Illinois
February 12, 2010